Jefferies & Company, Inc. Presentation to the Conflicts Committee of the Board of Directors of Hiland Partners GP, LLC Regarding the Proposed Transaction June 1, 2009

Disclaimer The following pages contain material provided to the Conflicts Committee of the Board of Directors (the Board ) of Hiland Partners GP, LLC (the Company ), the sole general partner of Hiland Partners, LP (the Partnership ), by Jefferies & Company, Inc. ( Jefferies ) in connection with a proposed going private transaction involving HH GP Holding, LLC and HLND MergerCo, LLC, which are new acquisition vehicles formed by Harold Hamm and/or Mr. Hamm s affiliates and/or the Hamm family trusts. These materials were prepared on a confidential basis in connection with an oral presentation to the Board and not with a view toward complying with the disclosure standards under state or federal securities laws. These materials are solely for use of the Board and may not be used for any other purpose without Jefferies written consent The information contained in this presentation was based solely on publicly available information or information furnished to Jefferies. Jefferies has relied, without independent investigation or verification, on the accuracy, completeness and fair presentation of all such information and the conclusions contained herein are conditioned upon such information (whether written or oral) being accurate, complete and fairly presented in all respects, and Jefferies makes no representation or warranty in respect of the accuracy, completeness or fair presentation of such information. Jefferies does not provide accounting, tax, legal or regulatory advice. In addition, Jefferies and the Company mutually agree that, subject to applicable law, the Company (and its employees, representatives and other agents) may disclose any and all aspects of any potential transaction or structure described herein that are necessary to support any U.S. federal income tax benefits, and all materials of any kind (including tax opinions an other tax analyses) related thereto, without Jefferies imposing any limitation of any kind. i

Table of Contents Transaction Overview 1 Partnership Overview 8 Valuation Analysis 27 Appendix 35

Transaction Overview

Transaction Summary 3 Jefferies & Company, Inc. ( Jefferies ) was engaged by the Conflicts Committee of the Board of Directors of Hiland Partners GP, LLC (the Company ), the sole general partner of Hiland Partners, LP (the Partnership or HLND ), to render an opinion to the Conflicts Committee (the Special Committee ) thereof as to the fairness, from a financial point of view, of the consideration to be paid in a transaction (other than to the Hamm Parties (as defined below)) 3 On April 20, 2009, the Board of Directors of the general partner for each Hiland Partners, LP (NasdaqGS: HLND) and Hiland Holdings GP, LP (NasdaqGS: HPGP) received a revised proposal from Harold Hamm to acquire all of the outstanding common units of each Hiland entity that are not currently owned by Mr. Hamm, his affiliates or the Hamm family trusts (collectively, the Hamm Parties ) Proposed price of $7.75 per HLND common unit 3 Revised from initial January 15, 2009 proposal of $9.50 per unit Proposed price of $2.40 per HPGP common unit 3 Revised from initial January 15, 2009 proposal of $3.20 per unit 3 Mr. Hamm is the Chairman of both Hiland Entities In addition, Mr. Hamm beneficially owns (on a fully diluted basis) 48.1% of HLND and 60.8% of HPGP 3 Execution of a definitive merger agreement with either entity will be conditioned by the closing of a transaction with the other entity 3 The proposal is an all cash offer with no financing contingencies 3 Contingencies include approval of a majority of the unitholders (excluding units held by Hiland Holdings GP, LP and its affiliates, which includes the Hamm Parties), approval of the conflicts committee, the contemporaneous merger involving the Company and other approvals customary to this type of transaction Source: Partnership. 2

Transaction Overview Summary of Key Transaction Terms Acquirer HH GP Holdings, LLC and HLND MergerCo, LLC (Entities owned by Mr. Harold Hamm, one of Mr. Hamm’s privately held affiliates and the Hamm family trusts) Target/Assets Being Acquired All outstanding common units of Hiland Partners, LP not owned by Hiland Holdings GP, LP or Hiland Partners, GP LLC Price/Exchange Ratio $7.75 per common unit Form of Consideration Cash Purchase Price Adjustment If outstanding common units are changed into a different number of units or other securities, the merger consideration shall be appropriately adjusted Financing No financing will be required to consummate the transactions Due Diligence Contingency N/A Closing Conditions Concurrent effectuation of merger of a subsidiary of HHGP Holdings, LLC and Hiland Holdings GP, LP Approval of a majority of (i) the unitholders (excluding units held by Hiland Holdings GP, LP and its affiliates, which include the Hamm Parties) and (ii) the subordinated unitholders Expected Closing TBD Indemnification Indemnification of directors and officers of Hiland Partners, LP to the same extent as they were indemnified prior to the merger Escrow None Termination November 1, 2009 Expense Reimbursement Up to $1,100,000 Other TBD Source: Based on Draft Merger Agreement dated May 28, 2009. 3

Detailed Hiland Entities Chart

Proposal contemplates a merger of HLND and HPGP with a separate new acquisition entity to be formed by Mr. Hamm and the Hamm family trusts



Harold Hamm
Harold Hamm DST Trust
Harold Hamm HJ Trust
90.7%
5.6%
3.7%
SM
HH GP Holding, LLC ("Holding LLC")
Continental Gas Holdings, Inc. ("Continental Gas")
100%
Hiland Partners GP Holdings, LLC (the "GP")
Public
13.0% L/C
39.3% L/C
8.5% L/C
39.2% L/C
0% GP
Hiland Holdings GP, LP (NASDAQ: HPGP) (the "Company")
SS
Hiland Partners GP, Inc. ("Hiland Inc.")
99.999%
.001%
Hiland Partners GP, LLC (the "MLP GP")
56.4% C/S
2% G/IDR
41.6% C
Public
Hiland Partners, LP (NASDAQ: HLND) (the "LP")
SS
Hiland Partners Finance Corporation
100% Ownership Interest
SM
Hiland Operating, LLC
SM
SM
SM
SM
Hiland LP, LLC
Hiland GP, LLC
Hiland Energy Partners, LLC
Hiland Partners, LLC
99.99%
.001%
Continental Gas Operating, LP
SM = Sole Member
SS = Sole Stockholder
MM = Managing Member
G = General Partner
L = Limited Partner
C = Common Units
S = Subordinated Units

Jefferies

Source: Partnership.

4

Background of Proposed Transaction 3 HLND is a small publicly traded partnership, with a current market capitalization of $51.5 million (based on fully-diluted share count) 3 Partnership historical context: Until 4Q2009, the Partnership had been able to grow distributions, partially due to robust commodity prices and increased throughput volumes resulting from drilling by E&P companies 3 Additional considerations based on discussions with management: On December 5, 2008 a special board meeting was held to discuss the potential adverse impact of decreased commodity prices on the Partnership 3 Using forward pricing as of December 1, 2008, it appeared the Partnership would experience a meaningful decrease in future distributable cash flow 3 Partnership would also need new capital or a renegotiated credit facility by 2Q2009 to remain in compliance with its Funded Debt / LTM EBITDA covenant 3 The board mandated a review of strategic alternatives including: discussions with existing and new potential bank groups, capital (equity and equity-linked) raises and asset sales On January 15, 2009, Harold Hamm submitted his original proposals to take HLND and HPGP private for $9.50 and $3.20 per unit respectively 3 In his letter, Mr. Hamm states that he is interested only in acquiring common units of the Partnership and not in selling (or causing his affiliates to sell) interests in the Partnership On April 20, 2009, Mr. Hamm submitted his revised proposals to take HLND and HPGP private for $7.75 and $2.40 per unit respectively Source: Based on the Partnership’s public filings and discussions with management. 5

Transaction Overview

Implied Transaction Metrics and Relative Multiple Analysis

($ in millions, except per unit amounts)

Current Market Data			Transaction Metrics			Median Comparable Premiums Paid
Recent Price (5/28/2009)	$	5.40	Transaction Price / Unit	$	7.75	
52-Week High		52.00	Discount to Price One Day Before Revised Proposal $8.18 (4/17/2009)		5.3%	20.9%
52-Week Low		3.64	Premium to Recent Price $5.40 (5/28/2009)		43.5%	
Relevant Price for Market Capitalization		5.40	Transaction Price		7.75	
Fully Diluted Units Outstanding		9.541	Fully Diluted Units Outstanding		9.541	
Equity Market Value	$	51.5	**Equity Market Value**	$	73.9	
Plus: Total Debt (1)		268.3	Plus: Total Debt (1)		268.3	
Less: Cash (1)		(3.7)	Less: Cash (1)		(3.7)	
Total Enterprise Value	$	316.1	**Total Enterprise Value**	$	338.5	

Current Market Multiples		Statistic	Current Market Multiples	Implied Multiples By:	Implied Transaction Multiples	Median Comparable Companies (3)
Total Enterprise Value / LTM Revenue	$	348.4	0.9x	Total Enterprise Value / LTM Revenue	1.0x	1.1x
Total Enterprise Value / 2009P Revenue		220.4	1.4x	Total Enterprise Value / 2009P Revenue	1.5x	1.5x
Total Enterprise Value / LTM EBITDA		62.9	5.0x	Total Enterprise Value / LTM EBITDA	5.4x	6.5x
Total Enterprise Value / 2009P EBITDA		44.8	7.0x	Total Enterprise Value / 2009P EBITDA	7.5x	8.3x
Price / LTM CFPS	$	4.45	1.2x	Price / LTM CFPS	1.7x	4.3x
Price / 2009P CFPS		2.88	1.9x	Price / 2009P CFPS	2.7x	5.5x
Current Yield (2)	$	-	0.0%	Current Yield (2)	0.0%	14.3%
2009P Yield	$	-	0.0%	2009P Yield	0.0%	14.3%

Jefferies

Management's projections as of May 28, 2009.
(1) Actual 3/31/09 balance sheet provided by management.
(2) Based on the most recent declared distribution, annualized.
(3) Based on median of non-fee based gathering and processing companies.

6

Financing/Liquidity Considerations

Hiland forecasts that it will be in violation of its bank covenants by 2Q:09. The credit facility prohibits Hiland from making distributions to unitholders if any event of default (including violations of covenants) has occurred or would result from the distributions

- HLND publicly lowered 2009 EBITDA guidance twice since November 18, 2008
  - EBITDA projected to decrease $22.2 million (33.1%) from $67.0 million in 2008 to $44.8 million in 2009
- On April 27, 2009 HLND announced the suspension of quarterly distributions on the Partner's common and subordinated units beginning with the first quarter distribution of 2009
  - Partnership's minimum quarterly distribution is $0.45 per unit which accrue in arrears if not paid
- HLND will likely need new capital to remain in continued compliance with its debt covenants
  - Management projections indicate Hiland will be out of compliance on its Funded Debt / LTM EBITDA covenant in 2Q2009
    - If out of compliance with the covenant, HLND cannot make distributions
- Management has received a preliminary term sheet[(1)] to amend its bank facility which would require ceasing distributions based on current forecasts

	Current	Proposed
Leverage Ratio Covenant	4.00x[(2)]	5.25x through 6/30/2010 5.00x through 12/31/2010 4.75x through maturity (May 2011)
Interest Coverage	3.00x	3.00x (No Change)
Limitation on Distributions	New Covenant	Tax payments only when leverage > 4.25x
Pricing Rate Tier (Debt/EBITDA)		
< 2.50x	L + 150	L + 225
≥ 2.50x and ≤ 3.00x	L + 175	L + 250
≥ 3.00x and < 3.50x	L + 200	L + 275
≥ 3.50x and < 4.00x	L + 225	L + 300
≥ 4.00x and < 4.50x	N/A	L + 375
≥ 4.50x	N/A	L + 400
Rate Floor	None	4.75%
Non-use fee	Tiered Range of 25 bps to 50 bps	50 bps for all tiers
Other		50 bps Amendment Fee

(1) Requires majority lenders consent.
(2) Available step-up to 4.75x was elected March 31, 2009; step-up limited to three quarters.

Jefferies

7

Partnership Overview 8

Overview of Partnership’s Business ($ in millions, except per unit amounts) 3 Hiland Partners is a natural gas gathering and processing midstream MLP Hiland s operations are primarily located in the (Master Limited Partnership) Mid-Continent and Rocky Mountain regions 2,138 miles of pipelines 3 fractionation facilities of the United States 15 gathering systems 2 air compression facilities 6 processing plants Water injection plant Revenue 7 treating facilities $385.9 Hiland $275.2 Partners’ $219.7 $220.4 Transmission Transmission Lines Midstream Lines Focus 2006 2007 2008 2009E EBITDA $67.0 $52.0 $44.8 $42.4 NGL Products Gathering, Dehydration Transportation and Compression 2006 2007 2008 2009E Processing, Treating — Truck Wellhead — Y-grade line and Fractionation — Rail terminal Source: The Partnership. 2009 estimates from Management’s projections as of May 28, 2009. 9

Midstream Overview

While the large majority of midstream assets (transportation and storage) are relatively neutral to commodity prices, processing cash flows are sensitive to changes in relationships between crude, natural gas, and NGLs, or "frac spreads"

- The midstream industry is a critical link to turn raw natural gas into usable products
- Natural gas is comprised of two parts – a light gas component and a heavier liquids component
  - Light gas consists of methane
  - Natural Gas Liquids ("NGLs") consist of ethane, propane, n-butane, iso-butane and natural gasoline
    - NGLs used in the petrochemical industry, as refinery blend-stock, in home heating, and in many other common applications
- Most wellhead gas does not meet the quality standards required by interstate pipelines, so it must be processed, removing contaminates and the heavier NGL components
  - Then NGLs are separated via fractionation
- Midstream profitability and growth is tied primarily to four factors (which can vary depending on business mix):
  - Domestic natural gas production: growing production = higher midstream throughput
  - Supply of NGLs: tied to gas production and whether processors choose to extract ethane from the gas stream. If there are too many NGLs compared with demand, prices decline
  - Demand for NGLs: driven primarily by petrochemical companies and therefore, the economy. Higher demand for NGLs = higher pricing
  - Relationship between the price of natural gas and the price of NGLs: NGLs generally move with crude oil prices. If ethane (~40% of NGL stream) is more valuable in liquid form than gaseous form (liquids priced higher than gas), then more gas processed and more money made
- Increased U.S. gas production, coupled with the completion of NGL take-away pipelines, has resulted in increased NGL supply, just as the U.S. economy is in a recession and chemical/NGL demand is falling. So, the fundamentals behind all four of these midstream drivers is deteriorating
- Worldwide, companies are idling propylene and ethylene plants (use NGLs as feedstock) and chemical companies are issuing cautious outlooks for the remainder of 2009

Jefferies

Source: Select Wall Street Research.

10

Processor Contract Mix 3 Percent of Proceeds (POP) contracts: Processor is paid by retaining a percent of the outlet stream, either NGLs, gas or a combination Hiland has a high percentage of its Commodity price sensitive, long NGLs and/or long natural gas, depending on contract contract mix tied to non- 3 Percent of Index (POI) contracts: Processor buys natural gas at either (1) a discount to the fee based revenue index (depicted as a %), or (2) index price minus a fixed dollar amount. Gas then gathered streams, which exposes and transported to customers who purchase the gas at the index price the Company to the dramatic reductions in Commodity price sensitive, as natural gas index prices increase, gross margin increases hydrocarbon and NGL and vice versa prices forecasted over the next several years 3 Keep-Whole contracts: Processor compensates ( keeps whole ) the producer for the amount of gas removed from the processing stream. Processor gets paid in NGLs, but compensates producer based on gas prices Hiland s 2009E Contract Mix Commodity price sensitive and exposed to negative processing environment, long NGLs and short natural gas Fixed Fee - Fee-based contracts: Processor generally paid a fixed fee for processing services with a 3 Gathering 22% variable component based on throughput volume, demand, etc. POP with Index Minus Incremental Not commodity price sensitive Fees — Keep Fees Whole 54% 16% POI — Keep Whole 8% Source: The partnership and Select Wall Street Research. 11

Recent Commodity Price Performance Weakening industrial NYMEX Crude Oil Conway NGL Basket(1) demand for NGL ($/Bbl) (cents/gal) $160 250 byproducts has resulted $140 in significant reductions 200 in both spot and future $120 $100 prices 150 $80 100 $60 $40 50 $20 $0 0 Jan-08 Apr-08 Jun-08 Sep-08 Dec-08 Mar-09 Jun-09 Sep-09 Jan-08 May-08 Aug-08 Nov-08 Feb-09 Jun-09 Sep-09 Dec-09 Dec-09 NYMEX Natural Gas Mont Belvieu NGL Basket(1) ($ /MMBtu) (cents/gal) $14 250 $12 200 $10 150 $8 $6 100 $4 50 $2 $- 0 Jan-08 Apr-08 Jun-08 Sep-08 Dec-08 Mar-09 Jun-09 Sep-09 Dec-09 Jan-08 May-08 Aug-08 Nov-08 Feb-09 Jun-09 Sep-09 Dec-09 Source: NYMEX and Wachovia Commodities (Futures). Red line indicates 2009 futures used in management s projections as of May 28, 2009. (1) Conway NGL Basket and Mount Belvieu Basket calculated using simple average of all NGL inputs. 12

Natural Gas Processing Environment Frac spreads, which Conway Frac Spread(1) Mont Belvieu Frac Spread(1) measure the difference (cents/gal) (cents/gal) 180 160 between the cost of natural gas (input) and 160 140 its value in NGL form (output) have fallen 140 120 dramatically since the summer of 2008 120 100 100 Reductions are driven 80 primarily by reduced 80 industrial demand for 60 NGL byproducts, 60 including ethane, 40 propane, and butane 40 20 20 0 0 Jan-06 Jan-07 Jan-08 Jan-09 Jan-06 Jan-07 Jan-08 Jan-09 Source: NYMEX and Wachovia Commodities (Futures). Red line indicates 2009 futures used in management s projections as of May 28, 2009. (1) Conway NGL Basket and Mount Belvieu Basket calculated using simple average of all NGL inputs. 13

Gathering & Processing Fundamentals U.S. Onshore Rig Count Total U.S. Onshore Rigs The U.S. onshore rig 2,000 count, which is a proxy 1,900 for oilfield activity, has 1,800 fallen approximately 58% 1,700 since its highs with 1,600 many analysts 1,500 forecasting a continued 1,400 decrease through mid 1,300 2009 1,200 1,100 Reduced drilling activity affects the gathering and 1,000 processing space by 900 reducing the volumes of 800 natural gas in their infrastructure systems Decline in Total U.S. Onshore Rig Count Since Jan 2009 1,600 1,500 1,400 1,300 1,200 1,100 1,000 900 800 Source: Baker Hughes. 14

Continental Resources Rig Count in HLND Service Areas 3 Historically, Hiland has benefited from Continental Resources growth Continental Resources, Harold Hamm controlling equity holder of both entities which is controlled by Harold Hamm, is Hiland s largest 3 Continental Resources, which grew rapidly the last several years, has been dropping customer rigs due to the current commodity environment Reduced capex allows Continental to live within cash flow and avoid raising Continental has capital from external sources dramatically reduced its rigcount, both overall and in key Hiland Continental Resources Rig Count in HLND Service Areas operating areas Area 2008 Peak 12/31/08 5/7/09 MT Bakken 3 0 0 Badlands 6 1 0 ND Bakken 10 6 2 Matli 1 1 0 Arkoma Woodford 6 2 2 Total 26 10 4 3 Continental plans to drop additional rigs as drilling contracts expire later in 2009 Continental has only one operated drilling rig with a contract term beyond August 2009 Source: Continental Resources, Inc. 15

Hiland Partners Historical Well Connects The Company has 60 2006 Total — 174 200 recently seen significant 51 reductions in new well 50 connections, with 1Q09 50 System 45 45 2007 Total — 142 160 System down 64% from 1Q08, which provides a 40 negative outlook for Hiland’s 2008 Total — 107 Hiland s to 33 33 120 to future volume activity 30 29 Connected 28 28 30 27 Connected and is indicative of the 24 overall slowdown in 80 drilling and production 20 activity throughout its core areas of operation 10 40 Quarterly Wells 10 Annual Wells 0 0 1Q06 2Q06 3Q06 4Q06 1Q07 2Q07 3Q07 4Q07 1Q08 2Q08 3Q08 4Q08 1Q09 Worland Other Matli Badlands Woodford Kinta Bakken Eagle Chief 2006 Total 2007 Total 2008 Total Source: the Partnership. 16

Partnership Overview Historical and Projected Financial Performance ($ in millions, except per unit amounts) Fiscal Year Ending December 31, 2005 2006 2007 2008 2009P 2010P 2011P 2012P 2013P Total Inlet Natural Gas Volumes (Mcf/d) 57,545 157,556 215,551 252,556 271,076 262,296 262,353 261,915 261,506 % Growth NA 173.8% 36.8% 17.2% 7.3% (3.2%) 0.0% (0.2%) (0.2%) Total Revenue $166.6 $219.7 $275.2 $385.9 $220.4 $282.4 $294.9 $302.6 $305.9 % Growth NA 31.9% 25.3% 40.3% (42.9%) 28.1% 4.4% 2.6% 1.1% Total Cost of Goods Sold 133.1 156.2 192.3 281.8 137.1 196.3 211.5 219.1 221.3 Gross Profit $33.5 $63.5 $82.8 $104.1 $83.7 $87.5 $84.9 $85.1 $86.1 Gross Margin 20.1% 28.9% 30.1% 27.0% 38.0% 31.0% 28.8% 28.1% 28.1% EBITDA $23.7 $42.4 $52.0 $67.0 $44.8 $48.0 $47.9 $50.6 $53.9 EBITDA Margin 14.2% 19.3% 18.9% 17.4% 20.4% 17.0% 16.3% 16.7% 17.6% % Growth NA 79.1% 22.5% 29.0% (33.1%) 7.0% (0.1%) 5.5% 6.6% EBIT $12.6 $20.3 $21.7 $29.1 $4.9 $5.4 $1.3 $ (0.1) $ (0.7) EBIT Margin 7.5% 9.2% 7.9% 7.5% 2.2% 1.9% 0.4% 2249.2% (0.2%) % Growth NA 61.5% 6.9% 34.2% (83.2%) 9.4% (75.8%) (2249.2%) (91.6%) Net Income $10.3 $14.7 $10.8 $20.4 $ (6.2) $ (4.3) $ (9.1) $ (10.1) $ (10.4) Net Income Margin 6.2% 6.7% 3.9% 5.3% (2.8%) (1.5%) (3.1%) (3.3%) (3.4%) % Growth NA 42.0% (26.5%) 89.6% (130.4%) 44.5% (52.6%) (10.2%) (2.3%) EPU $1.32 $1.36 $1.16 $2.14 $ (0.65) $ (0.45) $ (0.95) $ (1.06) $ (1.09) % Growth NA 3.0% (15.0%) 85.6% (130.4%) 44.5% (52.6%) (10.2%) (2.3%) Free Cash Flow Calculation Operating Cash Flow $21.9 $37.6 $41.6 $58.4 $34.3 $38.9 $38.1 $41.1 $44.9 Decrease / (Increase) in W.C. (13.8) 2.1 (0.9) 4.6 (3.6) 0.4 1.1 0.4 0.0 Capital Expenditures (10.4) (62.1) (83.4) (58.3) (27.7) (30.0) (30.0) (30.0) (30.0) Free Cash Flow $ (2.3) $ (22.4) $ (42.7) $4.7 $3.0 $9.3 $9.2 $11.5 $14.9 Credit Statistics Debt / EBITDA (Covenant < 4.0x)(1) 1.4x 3.5x 4.4x 3.8x 5.8x 5.2x 5.1x 4.6x 4.0x EBITDA / Interest Expense (Covenant >3.0x) 12.2x 7.7x 4.6x 4.9x 4.3x 5.3x 4.9x 5.3x 6.0x Debt / Capitalization 19.6% 46.7% 61.9% 65.8% 67.9% 67.9% 68.8% 69.8% 70.7% Source: Partnership filings and management’s projections as of May 28, 2009. (1) Leverage ratio Step-Up provision to 4.75x debt/EBITDA if LTM capex is > $40.0M; must cure below 4.0x within 9 months after step-up election. Step-up was elected March 31, 2009. 17

Covenant Analysis

Possible Future Equity Issuance Analysis

($ in millions, except per unit amounts)

As indicated by Management's projections, Hiland would have to raise over $80 million of equity to be in compliance with their existing leverage ratio

Even with the proposed amended leverage covenant, Hiland would have to raise over $25 million, approximately 50% of HLND's current market cap of $51.5 million

If the Company is in violation of their bank covenants, all distributions to Unitholders are stopped and minimum quarterly distributions accrue in arrears

	2009 Q1	2009 Q2	2009 Q3	2009 Q4	FY 2010	FY 2011	FY 2012	FY 2013
Leverage Covenant (Total Debt / EBITDA)								
Total Debt	$ 268.3	$ 276.0	$ 270.2	$ 261.3	$ 252.0	$ 242.8	$ 231.3	$ 216.4
LTM EBITDA	62.9	54.5	47.1	44.8	48.0	47.9	50.6	53.9
Total Debt / EBITDA	**4.26x**	**5.06x**	**5.73x**	**5.83x**	**5.25x**	**5.07x**	**4.57x**	**4.01x**
Current Facility								
Implied Cushion / (Shortfall)	**$ 30.5**	**$ (17.1)**	**$ (46.2)**	**$ (81.9)**	**$ (60.0)**	**$ (51.1)**	**$ (29.0)**	**$ (0.7)**
Maximum Leverage Covenant [1]	**4.75x**	**4.75x**	**4.75x**	**4.00x**	**4.00x**	**4.00x**	**4.00x**	**4.00x**
Required Total Equity Raise to be in Compliance	$ -	$ 17.1	$ 46.2	$ 81.9	$ 60.0	$ 51.1	$ 29.0	$ 0.7
% of Current Market Cap	0%	33%	90%	159%	116%	99%	56%	1%
Proposed Amendment								
Implied Cushion / (Shortfall)	**$ 62.0**	**$ 10.2**	**$ (22.7)**	**$ (25.9)**	**$ (12.0)**	**$ (15.1)**	**$ 8.9**	**$ 39.7**
Maximum Leverage Covenant	**5.25x**	**5.25x**	**5.25x**	**5.25x**	**5.00x**	**4.75x**	**4.75x**	**4.75x**
Required Total Equity Raise to be in Compliance	$ -	$ -	$ 22.7	$ 25.9	$ 12.0	$ 15.1	$ -	$ -
% of Current Market Cap	0%	0%	44%	50%	23%	29%	0%	0%

Projected debt and EBITDA per management's projections as of May 28, 2009.

(1) Available maximum leverage step-up to 4.75x was elected March 31, 2009; step-up limited to three quarters.

Jefferies

18

Partnership Overview Balance Sheet as of March 31, 2009 ($ in millions, except per unit amounts) As of March 31, 2009(1) Assets Current Assets: Cash and cash equivalents $3.7 Accounts receivable 19.7 Fair value of derivative assets 8.9 Other current assets 1.4 Total current assets $33.6 Property and equipment, net $383.6 Fair value of derivative assets 5.9 Other assets, net 1.6 Total Assets $424.6 Liabilities and Partners’ Equity Current Liabilities: Accounts payable $19.7 Fair value of derivative liabilities 1.2 Accrued liabilities and other 5.1 Total current liabilities $26.0 Credit facility $264.1 Capital leases / other debt 4.2 Total secured debt $268.3 Asset retirement obligation 2.5 Partners’ Equity $127.8 Total Liabilities and Partners’ Equity $424.6 Source: Actual 3/31/09 results as provided by management. 19

Partnership Overview

LTM Share Price Performance



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1. **July 23, 2008:** Company has disclosed an account receivable of approx. $8 million from SemGroup relating to product sales made during June 2008 and estimates additional uninvoiced product sales of approximately $5 million from July 1 through July 18, 2008
2. **August 7, 2008:** Reported a net loss for the three months ended June 30, 2008 of $2.5 million compared to net income of $2.5 million for the three months ended June 30, 2007. Announced an increase in its cash distribution for the second quarter of 2008 to $0.8625/unit from $0.8275/unit
3. **August 7, 2008:** Announced that Kent Christopherson has joined Hiland as Vice President - Chief Operations Officer, as well as Robert Shain, appointed as Vice President - Chief Commercial Officer
4. **October 21, 2008:** SemStream, an affiliate of SemGroup, paid $12.1 million to Hiland, representing amounts previously established as an allowance for doubtful accounts and bad debt expense due to SemGroup's Chapter 11 filing
5. **November 6, 2008:** Reported net income for the three months ended September 30, 2008 of $18.6 million compared to net income of $3.3 million for the three months ended September 30, 2007. Announced an increase in its cash distribution for the third quarter of 2008 to $0.88/unit from $0.8625/unit
6. **November 7, 2008:** Hiland announced that for fiscal 2008 it expects EBITDA to be between $65 million and $71 million, versus Reuters Estimates of $75 million
7. **November 18, 2008:** Hiland announced that for fiscal 2009 it expects EBITDA in a range of $68 million to $80 million, in line with analysts' estimates
8. **January 15, 2009:** The Hiland companies announced it has received a proposal from Harold Hamm to acquire all of the outstanding common units of each of the Hiland companies
9. **January 26, 2009:** The Company updated fiscal 2009 guidance with EBITDA in a range of $38-$50 million. Also announced quarterly distributions of $0.45 per unit, a $0.43 per unit decrease from the prior quarter
10. **March 5, 2009:** Hiland Partners, LP reported net income for the three months ended December 31, 2008 of $3.0 million compared to net income of $2.9 million for the three months ended December 31, 2007. Adjusted EBITDA for the three months ended December 31, 2008 was $13.8 million compared to $15.8 million for the three months ended December 31, 2007, a decrease of 13%
11. **April 20, 2009:** Announced that the conflicts committee of the board of directors of the general partner of each of the Hiland companies has received a letter from Harold Hamm amending his January 15, 2009 proposal. Under the revised terms proposed by Mr. Hamm, Hiland Partners unitholders would receive $7.75 in cash per common unit, reduced from $9.50 in cash per common unit under the January 15 proposal
12. **April 27, 2009:** The Hiland companies announced their decision to suspend quarterly distributions on the Partnership's common and subordinated units beginning with the first quarter distribution of 2009
13. **May 11, 2009:** Hiland Partners, LP reported a net loss for the three months ended March 31, 2009 of $2.9 million compared to net income of $1.3 million for the three months ended March 31, 2008. Adjusted EBITDA for the three months ended March 31, 2009 was $10.6 million compared to $14.7 million for the three months ended March 31, 2008, a decrease of 28%

Jefferies

Source: Reuters, Capital IQ and Company press releases.

20

Partnership One Year Stock Performance May 28, 2008 to May 28, 2009 HLND Stock Price Performance $60.00 As of 05-28-09 $5.40 30-Day Average $5.78 $52.00 $50.00 90-Day Average $6.89 120-Day Average $7.28 1-Year Average $23.05 $40.00 52-week High $52.00 52-week Low $3.64 $30.00 $23.05 $20.00 $10.00 $7.28 $6.89 $5.78 $3.64 $0.00 May-08 Jun-08 Jul-08 Aug-08 Sep-08 Oct-08 Nov-08 Dec-08 Jan-09 Feb-09 Mar-09 Apr-09 May-09 Source: Capital IQ. 21

Partnership Relative Stock Performance LTM Indexed Stock Performance Relative to Peer Group and Relevant Index 120 As of 05/28/09: HLND (89.2%) Peer Group (58.8%) Alerian MLP (23.9%) 100 S&P 500 (35.1%) 80 60 40 20 0 May-08 Jul-08 Sep-08 Nov-08 Dec-08 Feb-09 Apr-09 May-09 HLND S&P 500 (1) Peer Group Alerian MLP Index Source: Capital IQ. (1) Includes APL, CPNO, XTEX, DPM, EROC, MWE, KGS, RGNC, NGLS, WES, and WPZ. 22

Selected Equity Analyst Commentary

($ in millions, except per unit amounts)

Date of Report	Firm	Price as Reported	12-month Price Target	EPU Estimates FY 09E	EPU Estimates FY 10E	EBITDA Estimates FY 09E	EBITDA Estimates FY 10E	Recommendation
5/13/2009	RBC Capital Markets	$ 6.10	$ 7.00	$ (0.56)	$ 2.01	$ 46.5	$ 66.1	Sector Perform
5/12/2009	Raymond James[(1)]	6.29	NM	NA	NA	NA	NA	Underperform
			Mean	(0.56)	2.01	46.5	66.1	
			Median	(0.56)	2.01	46.5	66.1	
			I/B/E/S	(0.99)	2.01	46.5	NA	

Analyst Commentary

- Raymond James believes that the best way to preserve remaining unitholder value is the exercise of Board Chairman Harold Hamm's proposal to take the outstanding partnership units private at $7.75 per unit
- With sustained weaker pricing, Raymond James believes Hiland faces pressure to earn the gross profit and cash flow necessary to remain within the 4.75 debt/EBITDA covenant compliance as early as the second quarter (stepup from 4.0x applies through 3Q)
- Given there is no assurance of consummation of the "going private" proposal, the deteriorating fundamental outlook for Hiland's cash flow, continued liquidity pressures, and the distribution suspension, Raymond James is keeping its 2009 and 2010 EBITDA and EPU and cash distribution per unit estimates under review until further clarity surrounding the partnership's future outlook materializes
- RBC Capital Markets does not expect to see a reinstatement of distributions until 2011; it also expects the partnership to violate the 4.75x level by the 3Q/09

Jefferies

(1) Estimates are currently "under review" as of publication date.

23

Partnership Ownership Shareholder Overview ($ in millions, except per unit amounts) Unitholder Units (mm) % of Total Market Value Harold Hamm(1) 4.47 47.8% $24.1 Robert Shain 0.01 0.1% 0.1 Michael Greenwood 0.01 0.1% 0.1 Rayford Reid 0.01 0.1% 0.1 Edward Doherty 0.00 0.0% 0.0 Top 5 Insiders 4.51 48.3% $24.4 Kayne Anderson Capital Advisors, L.P. 0.54 5.8% $2.9 Fiduciary Asset Management, LLC 0.27 2.9% 1.5 Pennsylvania Public School Employees Retirement System 0.10 1.1% 0.6 Whitebox Advisors, L.L.C. 0.07 0.7% 0.4 AQR Capital Management, LLC 0.03 0.3% 0.2 California Public Employees’ Retirement System 0.03 0.3% 0.1 CNH Partners, LLC 0.02 0.3% 0.1 Swank Capital, LLC 0.02 0.2% 0.1 RBC Capital Markets 0.02 0.2% 0.1 Goldman Sachs & Company, Inc. 0.01 0.1% 0.1 Top 10 Institutional Unitholders 1.11 11.9% $6.0 Other Unitholders 3.73 39.9% $20.1 Total LP Units Outstanding 9.35 100.0% $50.5 Source: Thomson ONE and Partnership. (1) Includes 3.06 million subordinated units. 24

Overview of Partnership Organization Executive Management Team Name Title Joseph L. Griffin Chief Executive Officer, President and Director Matthew Harrison Chief Financial Officer, Vice President — Finance, Secretary and Director Kent Christopherson Chief Operations Officer, Vice President Robert Shain Chief Commercial Officer, Vice President Board of Directors Name Year Joined Board Affiliation Harold Hamm 2004 Continental Resources Joseph L. Griffin 2007 Hiland Partners Matthew Harrison 2008 Hiland Partners Dr. David L. Boren 2006 University of Oklahoma Edward D. Doherty 2005 ANZ Terminals Pty. Ltd Michael L. Greenwood 2005 Carnegie Capital LLC John T. McNabb, II 2006 Growth Capital Partners, LP Shelby E. Odell 2005 Koch Industries (Retired) Rayford T. Reid 2005 Kentucky Downs Partners, LLC 25

Company LTM Trading Volume Analysis Percentage of Shares Traded 100.0% 40.0% 100.0% Weighted Avg. Price/Share: 90.2% 92.3% 35.4% $12.99 84.3% 35.0% 80.7% 80.0% Total Shares Traded: 30.0% 8,469,125 62.6% 25.0% 22.2% Average Daily Volume: 60.0% 33,608 20.0% 18.0% 40.0% 15.0% 27.2% 10.0% 7.7% 5.9% 20.0% 5.0% 5.0% 3.6% 5.0% 2.0% 0.0% 0.0% $3.00 — $5.00 — $7.00 — $9.00 — $15.00 — $21.00 — $32.00 - $43.99 -$4.99 $6.99 $8.99 $14.99 $20.99 $31.99 $42.99 $53.99 Shares Traded (000 s) 424.7 1,882.0 2,996.4 1,527.9 307.8 502.0 172.8 655.6 Percentage of Shares Traded in Range Cumulative Percent of Shares Traded Source: Capital IQ. Note: LTM is Latest Twelve Months as of May 28, 2009. 26

Valuation Analysis 27

Valuation Summary Methodologies 3 Jefferies approach to valuing the Partnership utilizes several complementary methodologies, including: Comparable public company analysis, which values a target company by reference to publicly-traded companies with similar products, similar operating and financial characteristics and servicing similar markets Comparable transactions analysis, a method of valuing a business relative to recent M&A transactions involving similar businesses Discounted cash flow ( DCF ) analysis, which values a company as the sum of its unlevered (before financing costs) free cash flows over a forecast period and the company s terminal or residual value at the end of the forecast period Premiums paid analysis, a method of valuing a target business by analyzing the premiums paid in selected M&A transactions 3 Jefferies did not attribute any particular weight to any analysis, methodology or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor; accordingly, Jefferies analyses must be considered as a whole. Considering any portion of such analyses and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying the conclusions expressed herein 3 Jefferies believes, however, that given the lack of comparable transactions with publicly reported EBITDA since 2007, this method is less illustrative 3 Jefferies also believes the perpetuity growth method is not relevant due to the cyclical nature of the gathering and processing industry 3 Further, any valuation methodology relying on historical results is also less relevant due to the significant deterioration in business fundamentals in recent months 28

Valuation Summary ($ in millions, except per unit amounts) 3 In performing its valuation analyses, Jefferies evaluated a selected group of commodity sensitive (non-fee based) gathering and processing ( G&P ) MLP comparable public companies and, based on Jefferies industry knowledge and expertise, arrived at an implied transaction reference range for each selected financial valuation metric below Methodology Implied Partnership Unit Value Relevant Metrics Comparable Public Company Analysis LTM Multiples(1) TEV / LTM EBITDA $9.94 $16.53 5.7x — 6.7x LTM EBITDA of $62.9 million Annualized 1Q 2009 distribution of $0.00 Current Implied Yield $0.00 $0.00 divided by 7.1% — 17.1% Forward Multiples 7.2x — 8.2x 2009P EBITDA of $44.8 million, TEV / 2009P EBITDA $4.73 $10.98 downside assumes volumes risked at 95% 2009P Implied Yield $0.00 $0.00 Projected distribution of $0.00 divided by 7.4% — 17.4% 6.8x — 7.8x 2010P EBITDA of $48.0 million, TEV / 2010P EBITDA $3.76 $11.46 downside assumes volumes risked at 95% Initial Offer: $9.50 Projected distribution of $0.00 divided by 2010P Implied Yield $0.00 $0.00 7.5% — 17.5% Premiums Paid Analysis(2) Based on historical industry premiums paid over share/unit price 1 day before initial offer of 1.9% to Hist. Premiums Analysis: Initial Offer $8.05 $10.61 34.4% applied to unit price of $7.90 (price as of 1/14/09) Based on historical industry premiums paid over Hist. Premiums Analysis: Revised Offer $8.33 $10.99 share/unit price 1 day before revised offer of 1.9% to 34.4% applied to unit price of $8.18 (price as of Discounted Cash Flow Analysis 4/17/09) Discounted Cash Flow Analysis $0.00 $2.35 TEV / Exit EBITDA Multiple of 7.5x to 8.5x, WACC of 18.0% to 20.0% $0.00 $5.00 $10.00 $15.00 $20.00 Current Price: Proposed Price: PLEASE REFER TO PRIOR PAGE FOR DISCUSSION OF USE OF VARIOUSVALUATION METHODOLOGIES. $5.40 $7.75 (1) Jefferies believes that, given the significant deterioration in gathering and processing industry market conditions, this method is less illustrative. (2) Jefferies believes that this method is less illustrative of value because of the significant deterioration in 29 HLND s operations since the date of the initial offer (January 15, 2009). 29

Valuation Analysis Comparable Company Analysis ($ in millions, except per unit amounts) Enterprise Value / Price / Debt / Unit Price % 52 Week Enterprise Yield Revenue EBITDA EPS (3) CFPS (3) LTM % of 2009E Cash Flow (4) Company (1) 5/28/09 High Value Current(2)2009E (3) 2010E (3) LTM 2009E (3) 2010E (3) LTM 2009E (3) 2010E (3) 2009E 2010E LTM 2009E 2010E EBITDA Fee-Based Non Fee-Based Non-Fee Based (5) Atlas Pipeline Partners $5.18 11.5% $1,407.3 11.6% 13.1% 11.6% 1.1x 1.6x 1.4x 6.0x 8.1x 8.3x 7.7x 12.6x 1.5x 3.0x 2.5x 4.9x 20% 80% Copano Energy 15.66 39.4% 1,686.2 14.7% 14.7% 14.9% 1.1x 1.4x 1.3x 8.5x 9.4x 8.5x 22.7x 14.0x 6.6x 7.5x 7.2x 4.4x 11% 89% Eagle Rock Energy Partners 3.03 16.9% 1,060.3 3.3% 3.3% 4.6% 0.7x 0.9x 0.8x 4.7x 6.4x 6.7x NM NM 1.1x 1.9x 2.1x 3.7x 20% 80% MarkWest Energy Partners 17.24 44.8% 2,242.8 14.8% 14.8% 14.9% 2.2x 2.2x 2.0x 7.5x 8.5x 8.0x NM 23.0x 4.6x 6.0x 6.0x 4.1x 37% 63% Targa Resources Partners 12.30 45.4% 1,214.5 16.8% 16.8% 17.1% 0.7x 1.0x 0.8x 5.8x 6.6x 6.2x 13.2x 10.8x 4.0x 4.9x 4.8x 3.3x 1% 99% Williams Partners 18.20 48.2% 1,913.5 14.0% 14.0% 14.1% 3.2x 4.3x 3.4x 7.1x 9.0x 7.2x 9.2x 8.7x 5.7x 6.7x 6.1x 3.7x 40% 60% High 48.2% $2,242.8 16.8% 16.8% 17.1% 3.2x 4.3x 3.4x 8.5x 9.4x 8.5x 22.7x 23.0x 6.6x 7.5x 7.2x 4.9x 40% 99% Mean 34.4% 1,587.4 12.5% 12.8% 12.9% 1.5x 1.9x 1.6x 6.6x 8.0x 7.5x 13.2x 13.8x 3.9x 5.0x 4.8x 4.0x 22% 79% Trimmed Mean (6) 33.4% 1,567.7 12.1% 12.4% 12.5% 1.6x 2.0x 1.7x 6.2x 7.7x 7.3x 10.0x 13.8x 3.3x 4.5x 4.3x 3.9x 24% 76% Median 42.1% 1,546.8 14.3% 14.3% 14.5% 1.1x 1.5x 1.3x 6.5x 8.3x 7.6x 11.2x 12.6x 4.3x 5.5x 5.4x 3.9x 20% 80% Low 11.5% 1,060.3 3.3% 3.3% 4.6% 0.7x 0.9x 0.8x 4.7x 6.4x 6.2x 7.7x 8.7x 1.1x 1.9x 2.1x 3.3x 1% 60% Fee-Based (5) Crosstex Energy $3.12 9.0% $1,511.5 0.0% 0.0% 0.0% 0.3x 0.5x 0.6x 8.6x 8.1x 7.8x NM NM 1.2x 2.6x 2.1x 7.8x 80% 20% DCP Midstream Partners 18.76 50.4% 1,212.9 12.8% 12.8% 12.8% 1.0x 1.1x 0.9x 13.0x 10.3x 8.9x 13.9x 12.6x 8.1x 7.0x 6.3x 6.9x 55% 45% Quicksilver Gas Services 13.00 48.3% 566.7 11.4% 11.5% 12.3% 6.5x 6.0x 5.5x 9.3x 8.8x 7.8x 11.1x 10.7x 5.7x 7.0x 6.7x 4.1x 100% 0% Regency Energy Partners 12.44 40.9% 2,179.4 14.3% 14.3% 14.5% 1.3x 1.2x 1.0x 8.3x 10.5x 8.4x 24.9x 14.5x 5.4x 7.3x 6.1x 4.3x 73% 27% Western Gas Partners 15.25 87.2% 1,013.4 7.9% 8.1% 8.7% 3.6x 4.8x 4.4x 9.9x 10.7x 8.7x 13.1x 12.4x 8.9x 9.8x 8.9x 1.7x 94% 6% High 87.2% $2,179.4 14.3% 14.3% 14.5% 6.5x 6.0x 5.5x 13.0x 10.7x 8.9x 24.9x 14.5x 8.9x 9.8x 8.9x 7.8x 100% 45% Mean 47.2% 1,296.8 9.3% 9.3% 9.7% 2.5x 2.7x 2.5x 9.8x 9.7x 8.3x 15.8x 12.5x 5.9x 6.7x 6.0x 5.0x 80% 20% Median 48.3% 1,212.9 11.4% 11.5% 12.3% 1.3x 1.2x 1.0x 9.3x 10.3x 8.4x 13.5x 12.5x 5.7x 7.0x 6.3x 4.3x 80% 20% Low 9.0% 566.7 0.0% 0.0% 0.0% 0.3x 0.5x 0.6x 8.3x 8.1x 7.8x 11.1x 10.7x 1.2x 2.6x 2.1x 1.7x 55% 0% Total High 87.2% $2,242.8 16.8% 16.8% 17.1% 6.5x 6.0x 5.5x 13.0x 10.7x 8.9x 24.9x 23.0x 8.9x 9.8x 8.9x 7.8x 100% 99% Mean 40.2% 1,455.3 11.1% 11.2% 11.4% 2.0x 2.3x 2.0x 8.1x 8.8x 7.9x 14.5x 13.3x 4.8x 5.8x 5.3x 4.4x 48% 52% Median 44.8% 1,407.3 12.8% 13.1% 12.8% 1.1x 1.4x 1.3x 8.3x 8.8x 8.0x 13.2x 12.6x 5.4x 6.7x 6.1x 4.1x 40% 60% Low 9.0% 566.7 0.0% 0.0% 0.0% 0.3x 0.5x 0.6x 4.7x 6.4x 6.2x 7.7x 8.7x 1.1x 1.9x 2.1x 1.7x 1% 0% Hiland Partners (7) $5.40 10.4% $316.1 0.0% 0.0% 0.0% 0.9x 1.4x 1.1x 5.0x 7.0x 6.6x NA NA 1.2x 1.9x 1.7x 4.3x 22% 78% Hiland Partners PF (8) 7.75 14.9% 338.5 0.0% 0.0% 0.0% 1.0x 1.5x 1.2x 5.4x 7.5x 7.1x NA NA 1.7x 2.7x 2.4x 4.3x 22% 78% Source: Based on SEC filings and Wall Street research estimates. (1) Pro forma for all announced transactions. (2) Calculated as the most recent declared distribution, annualized, divided by current unit price. (3) First Call estimates as of May 28, 2009. (4) Wachovia Research estimates as of May 1, 2009. (5) Fee-Based Companies derive greater than 50% of 2009E Cash Flow from fee-based contracts. (6) Trimmed Mean excludes C opano Energy. (7) Hiland estimates per management’s projections as of May 28, 2009. (8) Assumes buy-out price of $7.75. Hiland estimates per management’s projections as of May 28, 2009. 30

Valuation Analysis Operating and Trading Metrics of Comparable Companies ($ in millions, except per unit amounts) Operating Metrics (1) Revenue Growth Rate (LTM 2009E) LTM EBITDA Margin EBITDA Growth Rate (LTM 2009E) 20.0% 80.0% 30.0% 26.5% 69.7% 9.2% 70.0% 7.0% 20.0% 10.0% 60.0% 10.0% 6.8%4.9% 0.0% 50.0% 45.7% RGNC KGS MWE DPM EROC CPNO WES WPZ APL NGLS HLND XTEX 36.4% 0.0% 40.0% (10.0%) (0.6%) (6.7%) 29.0% DPM XTEX KGS WES CPNO MWE NGLS RGNC WPZ APL EROC HLND 30.0% (10.0%) 18.7% (7.9%) (20.0%) 18.1% 15.9% (9.5%)(11.6%) (16.0%)(16.1%) 20.0% 15.2% (12.5%) 13.5%11.6% (20.0%) 8.0% (25.5%) 10.0% 3.9% (20.9%) (30.0%) (25.6%) (21.3%) (30.0%) (29.4%) 0.0% (26.1%)(27.4%) (28.7%) (40.0%) (34.8%)(36.7%) KGS WPZ WES MWE APL HLND EROC RGNC CPNO NGLS DPM XTEX (40.0%) (37.3%) Trading Metrics (1) TEV / LTM Revenue TEV / LTM EBITDA TEV / 2009E EBITDA 7.0x 6.5x 14.0x 13.0x 12.0x 10.7x 10.5x 10.3x 6.0x 12.0x 10.0x 9.4x 9.0x 8.8x 9.9x 8.5x 9.3x 8.1x 8.1x 5.0x 10.0x 7.5x 8.6x 8.5x 8.3x 8.0x 7.5x 6.6x 6.4x 4.0x 3.6x 8.0x 7.1x 3.2x 6.0x 5.8x 6.0x 5.4x 3.0x 6.0x 4.7x 2.2x 4.0x 2.0x 4.0x 1.3x 1.1x 1.1x 1.0x 1.0x 0.7x 0.7x 2.0x 1.0x 0.3x 2.0x 0.0x 0.0x 0.0x KGS WES WPZ MWE RGNC CPNO APL DPM HLND EROC NGLS XTEX DPM WES KGS XTEX CPNO RGNC MWE WPZ APL NGLS HLND EROC WES RGNC DPM CPNO WPZ KGS MWE APL XTEX HLND NGLS EROC Fee Based (> 50% of 2009E Cash Flow) Non Fee-Based (>50% of 2009E Cash Flow) Note: Hiland TEV assumes buy-out price of $7.75. All Hiland estimates per management s projections as of May 28, 2009. (1) Pro forma for all announced transactions. First Call estimates as of May 28, 2009. 31

Valuation Analysis Discounted Cash Flow Analysis ($ in millions, except per unit amounts) Fiscal Year Ending December 31, 2009P (1) 2010P 2011P 2012P 2013P EBIT $4.3 $5.4 $1.3 $ (0.1) $ (0.7) Less: Taxes(2) — - — - -Plus: Depreciation & Amortization 30.0 42.6 46.6 50.6 54.6 Less: Capital Expenditures (17.1) (30.0) (30.0) (30.0) (30.0) Less: Change in Working Capital (2.6) 0.4 1.1 0.4 0.0 Unlevered Free Cash Flow $14.6 $18.4 $19.0 $21.0 $23.9 Discount Period 0.375 1.375 2.375 3.375 4.375 Discount Rate / Factor 18.9% 93.7% 78.8% 66.2% 55.7% 46.8% Terminal EBITDA Multiple 8.0x Present Value $13.7 $14.5 $12.6 $11.7 $11.2 Present Value of FCF $63.6 24.0% Present Value of Terminal Value 201.9 76.0% Implied Enterprise Value $265.5 100.0% Less: Net Debt $264.6 FD Units Outstanding 9.5 Implied Price Per Unit $0.10 Management s projections as of May 28, 2009. (1) Represents 9 months of cash flow. (2) Hiland entity not subject to federal income taxes due to status as a partnership. 32

Valuation Analysis Discounted Cash Flow Analysis ($ in millions, except per unit amounts) Sensitivity Analysis Implied Price Per Unit Present Value of Terminal Value Discount EBITDA Exit Multiple Discount EBITDA Exit Multiple Rate 7.5x 8.0x 8.5x Rate 7.5x 8.0x 8.5x 17.0% $0.52 $1.94 $3.36 17.0% $203.5 $217.0 $230.6 18.0% — 0.98 2.35 18.0% 196.0 209.1 222.2 19.0% — 0.05 1.37 19.0% 188.9 201.5 214.1 20.0% — - 0.44 20.0% 182.1 194.3 206.4 21.0% — - — 21.0% 175.6 187.4 199.1 Implied Perpetuity Growth Rate PV of Terminal Value as a % of Enterprise Value Discount EBITDA Exit Multiple Discount EBITDA Exit Multiple Rate 7.5x 8.0x 8.5x Rate 7.5x 8.0x 8.5x 17.0% 7.2% 7.9% 8.6% 17.0% 75.5% 76.7% 77.7% 18.0% 6.7% 7.5% 8.2% 18.0% 75.2% 76.4% 77.4% 19.0% 6.3% 7.1% 7.8% 19.0% 74.8% 76.0% 77.1% 20.0% 5.8% 6.6% 7.4% 20.0% 74.5% 75.7% 76.8% 21.0% 5.3% 6.2% 6.9% 21.0% 74.2% 75.4% 76.5% 33

Valuation Analysis Premiums Paid Analysis Premiums Paid Analysis Premium / (Discount) 1 Day 1 Week 4 Weeks High 34.4% 44.3% 51.5% Mean 18.5% 21.4% 23.5% Median 20.9% 22.1% 23.3% Low 1.9% 1.4% 7.1% Partnership Implied Price Per Share Valuation Premium / (Discount) 1 Day 1 Week 4 Weeks Share Price - Before Initial Offer $7.90 $9.98 $6.50 Share Price — Before Revised Offer $8.18 $7.73 $7.89 High 34.4% 44.3% 51.5% Low 1.9% 1.4% 7.1% Implied Value Per Share — Initial Offer High $10.61 $14.40 $9.85 Low 8.05 10.12 6.96 Implied Value Per Share — Revised Offer High $10.99 $11.16 $11.95 Low 8.33 7.84 8.45 Implied Transaction Premium Per Share Offer Price @ $9.50 / share 20.3% (4.8%) 46.2% Offer Price @ $7.75 / share (5.3%) 0.3% (1.8%) Source: Securities Data Corporation and public filings. (1) Transactions from 2004 2009. 34

Appendix 35

Valuation Support Materials Weighted Average Cost of Capital Analysis ($ in millions, except per share data) Unlevered Beta Analysis Equity Total Total Debt / D / E Levered Unlevered (1) (2) Company Ticker Value Debt Cap. Total Capital Ratio Tax Rate Beta (1+(D*(1-t))/E Beta Non Fee-Based (3) Atlas Pipeline Partners APL $252.4 $1,143.4 $1,409.2 82.1% 4.58 0.0% 0.99 5.58 0.18 Copano Energy CPNO 909.9 862.5 1,772.4 48.7% 0.95 0.0% 1.12 1.95 0.57 Eagle Rock Energy Partners EROC 232.7 837.4 1,070.1 78.3% 3.60 0.0% 1.07 4.60 0.23 MarkWest Energy Partners MWE 1,000.9 1,220.6 2,274.8 56.0% 1.27 0.0% 1.13 2.27 0.50 Targa Resources Partners NGLS 580.0 696.8 1,276.9 54.6% 1.20 0.0% 1.27 2.20 0.57 Williams Partners WPZ 980.2 1,010.7 1,990.8 50.8% 1.03 0.0% 0.94 2.03 0.46 Fee Based (3) Crosstex Energy XTEX 154.1 1,359.7 1,513.9 89.8% 8.82 0.0% 1.24 9.82 0.13 DCP Midstream Partners DPM 607.5 645.0 1,285.1 52.7% 1.12 0.0% 1.09 2.12 0.51 Quicksilver Gas Services KGS 315.9 251.1 567.0 44.3% 0.80 0.0% 1.35 1.80 0.75 Regency Energy Partners RGNC 1,038.9 1,133.2 2,185.9 52.5% 1.10 0.0% 1.54 2.10 0.73 Western Gas Partners WES 865.7 175.0 1,040.7 16.8% 0.20 0.0% NA 1.20 NA Mean of Comparables 1.2 3.24 0.36 Median of Comparables 0.53 (4) Hiland Partners HLNDPF $73.9 $268.3 $342.2 78.4% 3.63 0.0% 1.42 4.63 0.31 Unlevered Beta Analysis Cost of Capital Contribution (5) (6) Percentage Pre-Tax After-Tax to WACC Cost of Equity Calculation Total Debt 32.8% 7.4% 7.4% 2.4% Unlevered Beta 0.53 Market Value of Equity 67.2% 24.6% 24.6% 16.5% Industry Median 1+(Dx(1-t))/E 2.12 Total Captialization 100.0% Relevered Beta 1.65 (7) Risk-Free Rate 3.1% (8) Marginal Income Tax Rate 0.0% WACC 18.9% Market Risk Premium 7.1% (9) Equity Size Premium 9.7% Weighted Averge Cost of Capital Cost of Common Equity 24.6% Risk-Free Market Risk Premium Rate 5.1% 6.1% 7.1% 8.1% 9.1% 1.1% 15.4% 16.5% 17.6% 18.7% 19.8% 2.1% 16.0% 17.2% 18.3% 19.4% 20.5% 3.1% 16.7% 17.8% 18.9% 20.1% 21.2% 4.1% 17.4% 18.5% 19.6% 20.7% 21.8% 5.1% 18.1% 19.2% 20.3% 21.4% 22.5% (1) Equity Market Value as of May 28, 2009. (2) 2-year weekly historical raw beta from Bloomberg Information Services. (3) Fee-Based Companies derive greater that 50% of 2009E Cash Flow from fee-based contracts. (4) Assumes proposed buy-out price of $7.75. All estimates per Hiland s presentation to the Conflicts Committee. (5) Capital structure assumes leverage of 2.5x 2009E Forward EBITDA of $44.8 million and current enterprise value. (6) Based on weighted average interest rate on Hiland s revolving credit facility and capital lease obligations. (7) Based on 10-year Treasury Bond Yield at May 28, 2009. (8) Source: Ibbotson Associates 2008 Yearbook. Long horizon equity risk premium from 1991-2007. (9) Source: Ibbotson Associates 2008 Yearbook. Equity Size Premium for companies with equity value below $211.6 million. 36

Public Company Comparables ($ in millions, except per share data) Enterprise Value / Price / Debt / Unit Price % 52 Week Enterprise Yield Revenue EBITDA EPS (3) CFPS (3) LTM % of 2009E Cash Flow (4) Company (1) 5/28/09 High Value Current(2)2009E (3) 2010E (3) LTM 2009E (3) 2010E (3) LTM 2009E (3) 2010E (3) 2009E 2010E LTM 2009E 2010E EBITDA Fee-Based Non Fee-Based Non-Fee Based (5) Atlas Pipeline Partners $5.18 11.5% $1,407.3 11.6% 13.1% 11.6% 1.1x 1.6x 1.4x 6.0x 8.1x 8.3x 7.7x 12.6x 1.5x 3.0x 2.5x 4.9x 20% 80% Copano Energy 15.66 39.4% 1,686.2 14.7% 14.7% 14.9% 1.1x 1.4x 1.3x 8.5x 9.4x 8.5x 22.7x 14.0x 6.6x 7.5x 7.2x 4.4x 11% 89% Eagle Rock Energy Partners 3.03 16.9% 1,060.3 3.3% 3.3% 4.6% 0.7x 0.9x 0.8x 4.7x 6.4x 6.7x NM NM 1.1x 1.9x 2.1x 3.7x 20% 80% MarkWest Energy Partners 17.24 44.8% 2,242.8 14.8% 14.8% 14.9% 2.2x 2.2x 2.0x 7.5x 8.5x 8.0x NM 23.0x 4.6x 6.0x 6.0x 4.1x 37% 63% Targa Resources Partners 12.30 45.4% 1,214.5 16.8% 16.8% 17.1% 0.7x 1.0x 0.8x 5.8x 6.6x 6.2x 13.2x 10.8x 4.0x 4.9x 4.8x 3.3x 1% 99% Williams Partners 18.20 48.2% 1,913.5 14.0% 14.0% 14.1% 3.2x 4.3x 3.4x 7.1x 9.0x 7.2x 9.2x 8.7x 5.7x 6.7x 6.1x 3.7x 40% 60% High 48.2% $2,242.8 16.8% 16.8% 17.1% 3.2x 4.3x 3.4x 8.5x 9.4x 8.5x 22.7x 23.0x 6.6x 7.5x 7.2x 4.9x 40% 99% Mean 34.4% 1,587.4 12.5% 12.8% 12.9% 1.5x 1.9x 1.6x 6.6x 8.0x 7.5x 13.2x 13.8x 3.9x 5.0x 4.8x 4.0x 22% 79% Trimmed Mean (6) 33.4% 1,567.7 12.1% 12.4% 12.5% 1.6x 2.0x 1.7x 6.2x 7.7x 7.3x 10.0x 13.8x 3.3x 4.5x 4.3x 3.9x 24% 76% Median 42.1% 1,546.8 14.3% 14.3% 14.5% 1.1x 1.5x 1.3x 6.5x 8.3x 7.6x 11.2x 12.6x 4.3x 5.5x 5.4x 3.9x 20% 80% Low 11.5% 1,060.3 3.3% 3.3% 4.6% 0.7x 0.9x 0.8x 4.7x 6.4x 6.2x 7.7x 8.7x 1.1x 1.9x 2.1x 3.3x 1% 60% Fee-Based (5) Crosstex Energy $3.12 9.0% $1,511.5 0.0% 0.0% 0.0% 0.3x 0.5x 0.6x 8.6x 8.1x 7.8x NM NM 1.2x 2.6x 2.1x 7.8x 80% 20% DCP Midstream Partners 18.76 50.4% 1,212.9 12.8% 12.8% 12.8% 1.0x 1.1x 0.9x 13.0x 10.3x 8.9x 13.9x 12.6x 8.1x 7.0x 6.3x 6.9x 55% 45% Quicksilver Gas Services 13.00 48.3% 566.7 11.4% 11.5% 12.3% 6.5x 6.0x 5.5x 9.3x 8.8x 7.8x 11.1x 10.7x 5.7x 7.0x 6.7x 4.1x 100% 0% Regency Energy Partners 12.44 40.9% 2,179.4 14.3% 14.3% 14.5% 1.3x 1.2x 1.0x 8.3x 10.5x 8.4x 24.9x 14.5x 5.4x 7.3x 6.1x 4.3x 73% 27% Western Gas Partners 15.25 87.2% 1,013.4 7.9% 8.1% 8.7% 3.6x 4.8x 4.4x 9.9x 10.7x 8.7x 13.1x 12.4x 8.9x 9.8x 8.9x 1.7x 94% 6% High 87.2% $2,179.4 14.3% 14.3% 14.5% 6.5x 6.0x 5.5x 13.0x 10.7x 8.9x 24.9x 14.5x 8.9x 9.8x 8.9x 7.8x 100% 45% Mean 47.2% 1,296.8 9.3% 9.3% 9.7% 2.5x 2.7x 2.5x 9.8x 9.7x 8.3x 15.8x 12.5x 5.9x 6.7x 6.0x 5.0x 80% 20% Median 48.3% 1,212.9 11.4% 11.5% 12.3% 1.3x 1.2x 1.0x 9.3x 10.3x 8.4x 13.5x 12.5x 5.7x 7.0x 6.3x 4.3x 80% 20% Low 9.0% 566.7 0.0% 0.0% 0.0% 0.3x 0.5x 0.6x 8.3x 8.1x 7.8x 11.1x 10.7x 1.2x 2.6x 2.1x 1.7x 55% 0% Total High 87.2% $2,242.8 16.8% 16.8% 17.1% 6.5x 6.0x 5.5x 13.0x 10.7x 8.9x 24.9x 23.0x 8.9x 9.8x 8.9x 7.8x 100% 99% Mean 40.2% 1,455.3 11.1% 11.2% 11.4% 2.0x 2.3x 2.0x 8.1x 8.8x 7.9x 14.5x 13.3x 4.8x 5.8x 5.3x 4.4x 48% 52% Median 44.8% 1,407.3 12.8% 13.1% 12.8% 1.1x 1.4x 1.3x 8.3x 8.8x 8.0x 13.2x 12.6x 5.4x 6.7x 6.1x 4.1x 40% 60% Low 9.0% 566.7 0.0% 0.0% 0.0% 0.3x 0.5x 0.6x 4.7x 6.4x 6.2x 7.7x 8.7x 1.1x 1.9x 2.1x 1.7x 1% 0% Hiland Partners (7) $5.40 10.4% $316.1 0.0% 0.0% 0.0% 0.9x 1.4x 1.1x 5.0x 7.0x 6.6x NA NA 1.2x 1.9x 1.7x 4.3x 22% 78% Hiland Partners PF (8) 7.75 14.9% 338.5 0.0% 0.0% 0.0% 1.0x 1.5x 1.2x 5.4x 7.5x 7.1x NA NA 1.7x 2.7x 2.4x 4.3x 22% 78% Source: Based on SEC filings and Wall Street research estimates. (1) Pro forma for all announced transactions. (2) Calculated as the most recent declared distribution, annualized, divided by current unit price. (3) First Call estimates as of May 28, 2009. (4) Wachovia Research estimates as of May 1, 2009. (5) Fee-Based Companies derive greater than 50% of 2009E Cash Flow from fee-based contracts. (6) Trimmed Mean excludes Copano Energy. (7) Hila nd estimates per management’s projections as of May 28, 2009. (8) Assumes buy-out price of $7.75. Hiland estimates per management’s projections as of May 28, 2009. 37

Public Company Comparables (Cont'd)

($ in millions, except per share data)

Company [1]	Revenue Growth [2]		EBITDA Margin		EBITDA Growth [2]		EPS Growth [2]		LT IBES EPS Growth [2]	Capex (% EBITDA)		Total Debt / Cap.	Total Debt / LTM EBITDA
	2008E	2009E	LTM	2009E [2]	2008E	2009E	2008E	2009E		LTM	2009E [2]		
Non Fee-Based [3]													
Atlas Pipeline Partners	67.1%	(36.8%)	18.7%	19.5%	26.0%	(29.0%)	NA	(104.4%)	NA	139.2%	67.6%	65.5%	4.9x
Copano Energy	44.9%	(25.5%)	13.5%	14.6%	24.2%	(12.9%)	(5.3%)	(46.4%)	3.3%	77.0%	53.0%	46.1%	4.4x
Eagle Rock Energy Partners	69.2%	(22.0%)	15.9%	13.8%	73.0%	(30.9%)	NA	(103.4%)	0.0%	31.5%	16.2%	54.6%	3.7x
MarkWest Energy Partners	61.6%	(4.5%)	29.0%	25.7%	55.0%	(8.8%)	NA	(96.9%)	3.0%	223.6%	96.6%	50.7%	4.1x
Targa Resources Partners	24.8%	(43.3%)	11.6%	15.6%	13.0%	(15.7%)	115.9%	(46.8%)	7.9%	26.2%	36.9%	48.5%	3.3x
Williams Partners	11.2%	(30.8%)	45.7%	48.3%	25.8%	(29.7%)	37.9%	(27.1%)	3.5%	15.3%	35.2%	84.8%	3.7x
Mean	**46.5%**	**(27.2%)**	**22.4%**	**22.9%**	**36.2%**	**(21.2%)**	**49.5%**	**(70.8%)**	**3.5%**	**85.5%**	**50.9%**	**58.4%**	**4.0x**
Median	**53.3%**	**(28.2%)**	**17.3%**	**17.5%**	**25.9%**	**(22.3%)**	**37.9%**	**(71.8%)**	**3.3%**	**54.3%**	**44.9%**	**52.7%**	**3.9x**
Fee Based [3]													
Crosstex Energy	27.1%	(43.0%)	3.9%	6.7%	(15.6%)	3.4%	222.1%	NA	NA	142.9%	60.5%	63.9%	7.8x
DCP Midstream Partners	34.7%	(15.8%)	8.0%	10.9%	(15.8%)	30.6%	(4.6%)	(38.0%)	4.3%	43.9%	73.7%	60.9%	6.9x
Quicksilver Gas Services	117.2%	20.1%	69.7%	68.3%	188.2%	24.6%	333.3%	(15.6%)	6.0%	226.7%	51.1%	70.2%	4.1x
Regency Energy Partners	58.3%	2.1%	15.2%	11.0%	98.9%	(20.9%)	NA	(87.4%)	6.0%	136.5%	60.3%	48.4%	4.3x
Western Gas Partners	168.4%	(32.8%)	36.4%	45.1%	49.2%	(15.8%)	7.8%	(6.4%)	17.0%	51.3%	127.6%	21.1%	1.7x
Mean	**81.1%**	**(13.9%)**	**26.7%**	**28.4%**	**61.0%**	**4.4%**	**139.6%**	**(36.8%)**	**8.3%**	**120.3%**	**74.6%**	**52.9%**	**5.0x**
Median	**58.3%**	**(15.8%)**	**15.2%**	**11.0%**	**49.2%**	**3.4%**	**114.9%**	**(26.8%)**	**6.0%**	**136.5%**	**60.5%**	**60.9%**	**4.3x**
Total													
Mean	**62.2%**	**(21.1%)**	**24.3%**	**25.4%**	**47.5%**	**(9.5%)**	**101.0%**	**(57.2%)**	**5.7%**	**101.3%**	**61.7%**	**55.9%**	**4.4x**
Median	**58.3%**	**(25.5%)**	**15.9%**	**15.6%**	**26.0%**	**(15.7%)**	**37.9%**	**(46.6%)**	**4.3%**	**77.0%**	**60.3%**	**54.6%**	**4.1x**
Hiland Partners [4]	40.3%	(42.9%)	18.1%	20.4%	20.1%	(33.1%)	10.1%	$ (1.36)	NA	96.6%	38.1%	67.7%	4.3x

(1) Pro forma for all announced transactions.
(2) First Call estimates as of May 28, 2009.
(3) Fee-Based Companies derive greater than 50% of 2009E Cash Flow from fee-based contracts.
(4) Hiland estimates per management's projections as of May 28, 2009.

Jefferies

38

Valuation Support

Premiums Paid Analysis

Date Announced	Buyer	Seller	Initial Offer	Premium Offered 1 Day	1 Week	1 Month
08/25/08	Precision Drilling	Grey Wolf	$ 9.00	9.1%	14.9%	19.0%
07/28/08	Sempra Energy	EnergySouth Inc	61.50	22.6%	38.8%	25.4%
05/05/08	Schlumberger	Saxon Energy	7.00	1.9%	1.4%	15.9%
11/29/07	VeraSun Energy	US BioEnergy	8.62	7.3%	22.1%	18.9%
09/05/07	MarkWest Energy Partners LP	Markwest Hydrocarbon Inc	61.21	23.1%	19.3%	11.8%
07/17/07	Plains Exploration	Pogo Producing Company	59.79	18.4%	18.0%	10.7%
06/11/07	Helix Energy Solutions	Horizon Offshore	19.23	13.8%	11.9%	23.3%
03/19/07	Hercules Offshore	TODCO	42.26	28.9%	25.4%	28.3%
11/13/06	Western Refining	Giant Industries	77.00	7.3%	9.7%	14.8%
04/21/06	Petrohawk Energy	KCS Energy	31.41	9.6%	18.8%	30.7%
01/23/06	Helix Energy Solutions	Remington Oil & Gas	46.33	22.0%	24.5%	22.6%
12/12/05	ConocoPhillips	Burlington	92.00	20.9%	22.8%	37.7%
10/13/05	Occidental Petroleum	Vintage Petroleum Inc	52.32	34.3%	31.8%	24.6%
09/19/05	Norsk Hydro ASA	Spinnaker Exploration	65.50	34.4%	44.3%	51.5%
04/04/05	Petrohawk Energy	Mission Resources	8.15	12.9%	14.8%	7.1%
01/26/05	Cimarex Energy	Magnum Hunter Resources	16.85	27.3%	29.0%	30.6%
12/16/04	Noble Energy	Patina Oil & Gas	39.34	23.2%	25.9%	27.5%
04/15/04	EnCana	Tom Brown Inc	48.00	23.8%	23.1%	33.7%
04/07/04	Kerr-McGee	Westport Resources	36.57	10.7%	10.9%	13.4%
		High		**34.4%**	**44.3%**	**51.5%**
		Mean		**18.5%**	**21.4%**	**23.5%**
		Median		**20.9%**	**22.1%**	**23.3%**
		Low		**1.9%**	**1.4%**	**7.1%**

Source: Securities Data Corporation and public filings.
(1) Transactions from 2004 – 2009.

Jefferies

39

Valuation Support Materials Detailed Financial Projections Model Fiscal Year Ending December 31, 2005 2006 2007 2008 2009P 2010P 2011P 2012P 2013P Inlet Natural Gas Volumes (Mcf/d) Eagle Chief 29,449 25,269 20,285 18,087 18,087 18,087 18,087 Matli 13,382 15,623 13,246 11,604 11,604 11,604 11,604 Kinta 132,550 133,754 143,440 141,674 141,674 141,674 141,674 Other 2,710 2,361 2,104 2,039 2,039 2,039 2,039 Worland 2,649 2,603 2,415 2,459 2,459 2,459 2,459 MT Bakken 22,028 22,684 22,620 22,810 22,810 22,810 22,810 Badlands 7,113 22,883 33,052 34,000 34,000 34,000 34,000 Woodford Shale 5,671 27,378 31,473 25,123 24,180 23,742 23,333 ND Bakken — - 2,441 4,500 5,500 5,500 5,500 Total Inlet Natural Gas Volumes (Mcf/d) 57,545 157,556 215,551 252,556 271,076 262,296 262,353 261,915 261,506 % Growth NA 173.8% 36.8% 17.2% 7.3% (3.2%) 0.0% (0.2%) (0.2%) Revenue MT Bakken $79.9 $103.2 $50.9 $70.3 $75.2 $78.0 $79.2 Badlands 11.2 31.1 24.5 28.7 28.2 27.3 27.8 Woodford 16.8 66.5 41.8 47.4 50.0 51.1 51.1 Eagle Chief 81.4 83.7 31.9 42.3 45.8 47.6 48.2 Kinta 37.5 35.4 24.6 30.0 30.4 31.0 31.2 Matli 31.0 48.7 20.7 28.7 30.3 31.4 31.8 Worland 5.8 8.2 3.7 5.2 5.5 5.7 5.7 Other 6.8 7.4 3.3 5.0 5.7 5.9 6.0 ND Bakken — - 5.1 13.2 18.9 19.7 20.1 Hedging Activities — (3.0) 8.9 6.8 — - -Total Midstream Revenue 270.3 381.1 215.5 277.5 290.1 297.8 301.1 Compression Services 4.8 4.8 4.8 4.8 4.8 4.8 4.8 Total Revenue $166.6 $219.7 $275.2 $385.9 $220.4 $282.4 $294.9 $302.6 $305.9 % Growth NA 31.9% 25.3% 40.3% (42.9%) 28.1% 4.4% 2.6% 1.1% Gross Profit MT Bakken $27.8 $29.5 $14.2 $19.2 $20.3 $21.1 $21.4 Badlands 8.5 19.2 17.8 19.2 16.3 15.1 15.3 Woodford 4.0 11.4 8.0 3.9 7.2 7.2 7.3 Eagle Chief 14.2 15.2 5.8 5.9 7.0 7.3 7.4 Kinta 17.5 13.8 15.1 14.7 14.7 14.7 14.7 Matli 1.4 7.5 3.7 2.5 3.3 3.4 3.4 Worland 4.2 5.2 2.6 3.4 3.6 3.7 3.8 Other 0.5 0.5 0.2 0.3 0.3 0.3 0.3 ND Bakken — - 2.1 5.4 5.8 6.1 6.2 Hedging Activities — (3.0) 8.9 6.8 — - -Compression Savings — - 0.4 1.5 1.5 1.5 1.5 Compression Services 4.8 4.8 4.8 4.8 4.8 4.8 4.8 Gross Profit $33.5 $63.5 $82.8 $104.1 $83.7 $87.5 $84.9 $85.1 $86.1 Gross Margin 20.1% 28.9% 30.1% 27.0% 38.0% 31.0% 28.8% 28.1% 28.1% Total Operating Expenses $7.4 $16.1 $23.3 $30.2 $29.7 $31.1 $31.9 $32.7 $33.5 General and Administrative Expenses — Cash 2.5 5.0 7.6 6.9 9.2 9.7 10.0 10.2 10.5 Growth Capex EBITDA — - — - — 1.3 4.9 8.4 11.8 EBITDA $23.7 $42.4 $52.0 $67.0 $44.8 $48.0 $47.9 $50.6 $53.9 EBITDA Margin 14.2% 19.3% 18.9% 17.4% 20.4% 17.0% 16.3% 16.7% 17.6% % Growth NA 79.1% 22.5% 29.0% (33.1%) 7.0% (0.1%) 5.5% 6.6% Gross Margin by System MT Bakken 34.8% 28.5% 27.9% 27.2% 27.0% 27.0% 27.0% Badlands 75.7% 61.8% 72.5% 66.8% 57.9% 55.1% 55.0% Woodford 23.8% 17.2% 19.1% 8.2% 14.4% 14.1% 14.3% Eagle Chief 17.4% 18.1% 18.3% 14.0% 15.3% 15.3% 15.3% Kinta 46.6% 39.1% 61.4% 48.9% 48.3% 47.3% 47.0% Matli 4.7% 15.4% 17.7% 8.9% 11.1% 10.8% 10.8% Worland 72.4% 63.9% 70.7% 66.3% 65.2% 66.0% 66.3% Other 6.7% 6.3% 5.7% 5.0% 5.0% 5.0% 5.0% ND Bakken NA NA 41.0% 40.7% 30.7% 30.7% 30.7% Source: Management s projections as of May 28, 2009. 40

Hiland Partners, LP Credit Facility Overview Borrower: Hiland Operating, LLC Administrative Agent: MidFirst Bank Commitment Amount: $300 million (with ability to upsize to $350 million) Maturity Date: May 2011 Maximum Leverage Ratio: 4.00x (Funded Debt / LTM Adjusted EBITDA) Minimum Interest Coverage Ratio: 3.00x (LTM Interest Expense / LTM Adjusted EBITDA) Leverage Ratio “Step-Up” Provision: 4.75x (if LTM capex is > $40 million); must cure below 4.00x within 9 months after step-up election Pricing Grid:(1) Unused ABR LIBOR Commitment Leverage Ratio Spread Spread Fee < 2.50x 0.50% 1.50% 0.250% >= 2.50x, <3.00x 0.75% 1.75% 0.375% >= 3.00x, <3.50x 1.00% 2.00% 0.375% >= 3.50x 1.25% 2.25% 0.500% Lending Group: Total % of Bank Commitment Total MidFirst Bank $41,250,000 13.8% Wells Fargo / Wachovia 37,800,000 12.6% Bank of America 37,500,000 12.5% Bank of Scotland 37,500,000 12.5% Compass Bank 37,500,000 12.5% US Bank 37,500,000 12.5% Fortis Bank 31,200,000 10.4% Bank of Oklahoma 30,000,000 10.0% Natixis 9,750,000 3.3% Total $300,000,000 100.0% (1) During any Step-Up period, the ABR and LIBOR rates increase by 0.35% and the unused commitment fee increases by 0.125%. 41